Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC reports FOURTH FISCAL QUARTER and fiscal 2016 results

OKLAHOMA CITY (October 24, 2016) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its fourth fiscal quarter and year ended August 31, 2016.

Key highlights of the company’s fourth quarter of fiscal year 2016 included:

•

Net income per diluted share increased 6% to $0.53 compared with $0.50 in the same period prior year; adjusted net income per diluted share increased 5% to $0.45 compared with adjusted net income per diluted share of $0.43 in the prior-year period;

•	System same-store sales decreased 2.0%, consisting of a 1.8% same-store sales decrease at franchise drive-ins and a decrease of 3.0% at company drive-ins;
•	Company drive-in margins contracted by 210 basis points;
•	Eighteen new franchise drive-ins opened;
•	The company commenced its refranchising initiative to move toward an approximately 95%-franchised system by the end of fiscal year 2017; and
•	The company purchased 1.3 million shares of its common stock.

Key highlights of the company’s fiscal year 2016 included:

•

Net income per diluted share was $1.29 compared with $1.20 in the prior year; adjusted net income per diluted share increased 17% to $1.29 compared with adjusted net income per diluted share of $1.10 in the prior year;

•	System same-store sales increased 2.6%, consisting of a 2.7% same-store sales increase at franchise drive-ins and an increase of 1.7% at company drive-ins;
•	Company drive-in margins contracted by 30 basis points;
•	Thirty-one net new drive-ins opened;
•	The company purchased more than 5.2 million shares of its common stock, representing approximately 10% of outstanding shares for the fiscal year.

"We delivered good overall performance in fiscal 2016, including 2.6% system-wide same-store sales growth. Slowing consumer trends that began in April, however, persisted through the fourth quarter, resulting in lower-than-expected sales and profits in the fourth fiscal quarter,” said Cliff Hudson, Sonic Corp. CEO.  “At the same time, we are pleased to see approximately 1% net unit growth for fiscal 2016 with 31 net new units, sound progress towards our net unit growth goal of 2% to 3% by the end of the decade.

“While our unit growth, capital structure and refranchising initiatives are performing well, low commodity costs, resulting in an aggressive promotional and pricing environment, are expected to continue to pressure sales and earnings in fiscal year 2017, particularly in the first half of the year.  We believe our current initiatives to deliver one of the most differentiated customer experiences will improve sales late in the fiscal year.  This, combined with a more-highly franchised system, better company drive-in margins, penetration of digital POPS units in 80% of our system, a strong development pipeline, and a significantly lower number of shares outstanding, provides a solid foundation for good sales and earnings growth over the next few years.”

Same-Store Sales

For the fourth quarter ended August 31, 2016, system same-store sales decreased 2.0%, which was comprised of a 1.8% same-store sales decline at franchise drive-ins and a decline of 3.0% at company drive-ins.

Financial Overview

For the fourth fiscal quarter of 2016, the company’s net income totaled $25.4 million or $0.53 per diluted share compared to net income of $26.3 million or $0.50 per diluted share in the same period of the prior year. Excluding the items outlined below, net income declined 6% and net income per diluted share increased 5%.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands, except per share amounts)

	Three months ended		Three months ended
	August 31, 2016		August 31, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$25,437	$0.53	$26,296	$0.50	$(859)	(3)%	$0.03	6%
Gain on sale of Company Drive-Ins	(972)	(0.02)	-	-
Tax impact on Company Drive-Ins sale (1)	317	0.00	-	-
FIN 48 release of income tax credits and deductions	(3,038)	(0.06)	-	-
Federal tax benefit of prior-year statutory tax deduction	-	-	(1,477)	(0.03)
Change in deferred tax valuation allowance	-	-	(1,701)	(0.04)
Adjusted - Non-GAAP	$21,744	$0.45	$23,118	$0.43	$(1,374)	(6)%	$0.02	5%
————

(1)  Tax impact during the period at an adjusted effective tax rate of 32.6%

For fiscal year 2016, net income totaled $64.1 million or $1.29 per diluted share compared with net income of $64.5 million or $1.20 per diluted share for fiscal year 2015.  Excluding the items outlined below, net income and net income per diluted share increased 8% and 17%, respectively.

(In thousands, except per share amounts)

	Fiscal Year Ended		Fiscal Year Ended
	August 31, 2016		August 31, 2015
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$64,067	$1.29	$64,485	$1.20	$(418)	(1)%	$0.09	8%
Gain on sale of Company Drive-Ins	(972)	(0.02)	-	-
Tax impact on Company Drive-Ins sale (1)	317	0.00	-	-
FIN 48 release of income tax credits and deductions	(3,038)	(0.06)	-	-
Loss from early extinguishment of debt	8,750	0.18	-	-
Tax impact on debt extinguishment(2)	(3,027)	(0.06)	-	-
Gain on sale of real estate	(1,875)	(0.04)	-	-
Tax impact on real estate sale (3)	664	0.01	-	-
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	(585)	(0.01)	(666)	(0.01)
Federal tax benefit of prior-year statutory tax deduction	-	-	(3,199)	(0.06)
Change in deferred tax valuation allowance	-	-	(1,701)	(0.04)
Retroactive effect of federal tax law change	-	-	612	0.01
Adjusted - Non-GAAP	$64,301	$1.29	$59,531	$1.10	$4,770	8%	$0.19	17%
————

(1)  Tax impact during the period at an adjusted effective tax rate of 32.6%.

(2)  Tax impact during the period at an effective tax rate of 34.6%.

(3)  Tax impact during the period at an adjusted effective tax rate of 35.4%.

Fiscal Year 2017 Outlook

While the macroeconomic environment may impact results, the company expects adjusted earnings per share for fiscal year 2017 to be in the range of down 7% to flat year over year. The outlook for fiscal 2017 anticipates the following elements:

•	(2)% to 0% same-store sales for the system;
•	Royalty revenue growth from new unit development;
•	65 to 75 new franchise drive-in openings;
•	Drive-in-level margins of 16-17%, depending upon the timing of drive-in divestitures and the degree of same-store sales growth at company drive-ins;

•	Selling, general and administrative expenses of approximately $85.0 million to $86.0 million reflecting increased investment in human resources and technology to support brand initiatives;
•	Depreciation and amortization expense of $42.0 million to $44.0 million reflecting the divestiture of company drive-ins as previously announced;
•	Capital expenditures of $40 million to $45 million reflecting ongoing investment into the company’s technology initiatives;
•	Free cash flow(1) of approximately $60 million to $65 million;
•	An income tax rate between 35.0% to 36.0%;
•	The planned repurchase of at least $173 million of stock across the fiscal year, inclusive of refranchising proceeds; and
•	An expected quarterly cash dividend of $0.14 per share.

Earnings Conference Call

The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing  (877) 419-6590 or (719) 325-4786 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 5500371.  The replay will be available until Monday,  October 31, 2016.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated more than $5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Fiscal Year Ended
	August 31,		August 31,
	2016	2015	2016	2015
Revenues:
Company Drive-In sales	$111,456	$125,215	$425,795	$436,031
Franchise Drive-Ins:
Franchise royalties and fees	47,663	46,967	170,319	161,342
Lease revenue	2,327	1,970	7,459	5,583
Other	672	1,114	2,747	3,133
Total revenues	162,118	175,266	606,320	606,089

Costs and expenses:
Company Drive-Ins:
Food and packaging	30,888	34,573	118,136	121,701
Payroll and other employee benefits	38,625	41,752	150,260	151,801
Other operating expenses, exclusive of
depreciation and amortization included below	22,974	24,952	88,424	90,436
Total cost of Company Drive-In sales	92,487	101,277	356,820	363,938

Selling, general and administrative	19,748	21,711	82,089	79,336
Depreciation and amortization	10,956	11,258	44,418	45,892
Provision for impairment of long-lived assets	155	1,393	232	1,440
Other operating (income) expense, net	(1,543)	(902)	(4,691)	(945)
Total costs and expenses	121,803	134,737	478,868	489,661
Income from operations	40,315	40,529	127,452	116,428

Interest expense	7,249	6,133	26,714	25,114
Interest income	(190)	(118)	(516)	(408)
Debt extinguishment costs	-	-	8,750	-
Net interest expense	7,059	6,015	34,948	24,706
Income before income taxes	33,256	34,514	92,504	91,722
Provision for income taxes	7,819	8,218	28,437	27,237
Net income	$25,437	$26,296	$64,067	$64,485

Basic income per share	$0.54	$0.51	$1.32	$1.23
Diluted income per share	$0.53	$0.50	$1.29	$1.20

Weighted average basic shares	47,237	51,736	48,703	52,572
Weighted average diluted shares	48,037	52,936	49,669	53,953

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal Year Ended
	August 31,		August 31,
	2016	2015	2016	2015
Drive-Ins in Operation:
Company:
Total at beginning of period	375	394	387	391
Opened	1	-	1	3
Sold to franchisees	(29)	(7)	(38)	(6)
Closed (net of re-openings)	(2)	-	(5)	(1)
Total at end of period	345	387	345	387
Franchise:
Total at beginning of period	3,168	3,118	3,139	3,127
Opened	18	18	52	38
Acquired from the company	29	7	38	6
Closed (net of re-openings)	(3)	(4)	(17)	(32)
Total at end of period	3,212	3,139	3,212	3,139
System-wide:
Total at beginning of period	3,543	3,512	3,526	3,518
Opened	19	18	53	41
Closed (net of re-openings)	(5)	(4)	(22)	(33)
Total at end of period	3,557	3,526	3,557	3,526

	Three months ended		Fiscal Year Ended
	August 31,		August 31,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Sales Analysis:
Company Drive-Ins:
Total sales	$111,456	$125,215	$425,795	$436,031
Average drive-in sales	313	319	1,142	1,116
Change in same-store sales	(3.0)%	4.5%	1.7%	6.9%
Franchised Drive-Ins:
Total sales	$1,125,655	$1,121,219	$4,092,303	$3,931,365
Average drive-in sales	355	360	1,301	1,261
Change in same-store sales	(1.8)%	4.9%	2.7%	7.3%
System-wide:
Change in total sales	(0.8)%	5.9%	3.5%	8.3%
Average drive-in sales	$351	$355	$1,284	$1,244
Change in same-store sales	(2.0)%	4.9%	2.6%	7.3%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal Year Ended
	August 31,		August 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Revenues:
Company Drive-In sales	$111,456	$125,215	$425,795	$436,031
Franchise Drive-Ins:
Franchise royalties	47,126	46,259	168,691	158,813
Franchise fees	537	708	1,628	2,529
Lease revenue	2,327	1,970	7,459	5,583
Other	672	1,114	2,747	3,133
Total revenues	$162,118	$175,266	$606,320	$606,089

	Three months ended		Fiscal Year Ended
	August 31,		August 31,
	2016	2015	2016	2015
Margin Analysis (percentage of Company Drive-In sales):
Company Drive-Ins:
Food and packaging	27.7%	27.6%	27.7%	27.9%
Payroll and employee benefits	34.7	33.4	35.3	34.8
Other operating expenses	20.6	19.9	20.8	20.8
Cost of Company Drive-In sales	83.0%	80.9%	83.8%	83.5%

	August 31,	August 31,
	2016	2015
	(In thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$72,092	$27,191
Current assets	137,657	85,438
Property, equipment and capital leases, net	402,162	421,406
Total assets	$659,995	$620,024

Current liabilities, including capital lease obligations and
long-term debt due within one year	$74,663	$87,821
Obligations under capital leases due after one year	17,391	20,763
Long-term debt due after one year	577,521	428,238
Total liabilities	735,638	602,591
Stockholders' equity (deficit)	$(75,643)	$17,433